SUB-ITEM 77D

MFS Blended Research Small Cap Equity Portfolio, a series of MFS Variable Insurance Trust III, changed certain disclosure under "Principal Investment Strategies" and under "Principal Risks" as described in the supplement dated June 28, 2016 to the fund's then current prospectus as filed with the Securities and Exchange Commission via EDGAR on June 28, 2016 under Rule 497 under the Securities Act of 1933. Such description is hereby incorporated by reference.